Immune Design Reports Fourth Quarter and Full Year 2017 Financial Results and Provides Corporate Update

–	New positive clinical and translational data for both lead agents

–	Strong balance sheet with 2017 year-end cash and equivalents of $144.2 Million

–	Conference call at 1:30 pm Pacific today

SEATTLE and SOUTH SAN FRANCISCO, Calif., March 14, 2018 - Immune Design (Nasdaq: IMDZ), an immunotherapy company focused on next-generation therapies in oncology, today reported financial results and a corporate update for the fourth quarter and full year ended December 31, 2017.

“In 2017, we demonstrated the clinical activity of our two lead product candidates that turn “cold” tumors “hot,” and enhanced our balance sheet,” said Carlos Paya, M.D., Ph.D., President and Chief Executive Officer of Immune Design. “In 2018, our goal is to continue to create value and advance these novel therapies toward registration paths for patients with sarcoma and follicular lymphoma, while also setting the stage for potential expansion into multiple larger patient tumor populations.”

2017 and Corporate Highlights

CMB305: novel prime-boost immunotherapy targeting NY-ESO-1+ cancers progressing to Phase 3 in synovial sarcoma patients

•	CMB305 monotherapy continues to show clinical benefit in soft tissue sarcoma (STS) patients

◦
Highlights from the CMB305 monotherapy Phase 1 data presented at the American Society of Clinical Oncology 2017 Annual Meeting (ASCO 2017) from 25 STS patients (including 14 with synovial sarcoma) include:

▪	Over 90% of patients were metastatic, over 50% had received at least two lines of therapy, and over 50% of patients had disease progression at study entry.

▪	Disease control rate (DCR) of 64% was observed, as well as durable tumor growth arrest in over 50% of the patients with disease progression at study entry.

▪	As of the presentation, the median overall survival (mOS) had not yet been reached, with a median follow-up of 11.4 months.

▪
In a combined set of 64 patients treated with either CMB305 or LV305 (the prime component of CMB305), there was an association between an immune response triggered by the therapy and better clinical outcome, particularly in patients with pre-existing anti-NY-ESO-1 immunity.

▪	The safety profile was very favorable, with only one related Grade 3 adverse event.

◦	Earlier this week, Immune Design announced updated data from this study.

▪	With a median follow-up of 17.7 months, a mOS of 23.7 months has been reached for the whole population, but not yet for the synovial sarcoma patient subset.

▪	Moreover, Immune Design continues to observe a favorable association between the CMB305-induced immune response and patient survival.

▪
These data compare favorably to the reported mOS for approved second line agents, which are only 12.4-13.5 months for a diverse set of STS patients, and 11.7 months for synovial sarcoma patients specifically.

◦	Immune Design reached agreement with the FDA for a pivotal Phase 3 trial design in synovial sarcoma patients.

▪	The trial will compare CMB305 vs. placebo in NY-ESO-1+ synovial sarcoma patients in the maintenance setting after frontline chemotherapy. Progression free survival (PFS) and OS will be independent primary endpoints, and if the PFS endpoint is successful, the FDA offered that it may support full approval. Immune Design expects the trial to start enrolling patients in mid-2018.

•
Median PFS (mPFS) is an endpoint specific to each particular line of metastatic sarcoma therapy. Immune Design believes that in the maintenance setting after frontline therapy in synovial sarcoma, there is an approximately 4-6 month relapse-free time period. Because CMB305 induced both an NY-ESO-1 immune response within the first 2-3 months and tumor-growth arrest in over half of the progressing patients in the earlier study, Immune Design believes that PFS, in addition to mOS, is a valid clinical endpoint in this maintenance setting.

•
CMB305 and atezolizumab combination showed strong anti-NYESO-1 immune response and improved clinical outcomes over atezolizumab alone in later-stage STS patients in an interim analysis presented at the European Society for Medical Oncology 2017 Congress (ESMO 2017).

◦
88 patients (~44 in each arm) consisting of NYESO-1+ synovial sarcomas and mixoid round cell liposarcoma patients with recurrent disease. For the interim analysis, patients on the combination arm had worse characteristics than those on the atezolizumab-only arm (100% vs. 67% metastatic and 78% vs. 56% with at least two lines of chemotherapy).

◦	DCR of 57% (including three partial responses (PRs) vs. 38% (no PRs)) was observed in the combination arm vs. the atezolizumab monotherapy arm in the full patient population.

◦
Patients in the combination arm demonstrated stronger anti-NY-ESO-1 immune responses, including a significant difference in T cell response - 52% for the combination arm vs. 17% in the atezolizumab-only arm in the full patient population.

◦	Immune Design estimates that there should be sufficient events to perform an OS analysis by approximately the end of 2018, when 72 events are expected to occur.

G100: a novel, synthetic TLR4 agonist for intratumoral immunotherapy is active with a preferable safety profile in patients with follicular lymphoma

•
In a dose escalation Phase 1 study, G100 monotherapy injected into a single lesion with low dose radiation (XRT) caused both treated and distal untreated tumors to become “hot” (including up-regulation of PD-1 and PD-L1), and caused local and systemic objective responses with a favorable safety profile in naïve and relapse/refractory indolent follicular lymphoma patients (presented at ASCO 2017).

•
In a randomized Phase 2 study, G100+XRT in combination with pembrolizumab produced robust objective responses in naïve and relapsed/refractory follicular lymphoma patients, superior to those observed with G100 + XRT.

◦	With a median follow up of approximately 8 months, data from this 26-patient study presented at the 2017 American Society of Hematology Annual meeting (ASH 2017) were:

▪	A 15% objective response rate (ORR) consisting of PRs in those 13 patients who received G100+XRT vs. a 39% ORR (PRs) in the 13 patients who received the combination with pembrolizumab.

•	Higher tumor-infiltrating lymphocyte (TIL) numbers in distal, non- treated tumors were observed in patients treated with the combination, which also correlated with ORR.

▪
Using TLR4 expression in the tumor as a possible predictive biomarker, patients with high TLR4 expression showed an increased ORR of 39% for those receiving G100+XRT and 57% for those receiving the combination.

◦
Earlier this week, Immune Design announced updated data from this trial showing, now with a median follow-up of approximately 12 months, the ORR in the combination arm has increased from 39% to 54%, while the ORR of G100+XRT remains constant at 15%. In those patients with a high TLR4 expression in the tumor, the combination therapy ORR increased to 75%.

▪	These data compare favorably to pembrolizumab monotherapy, which showed an 11% ORR in a separate recurrent/refractory FL study at ASH 2017.

•
Immune Design is evaluating a potential registration path given the clinical responses observed in patients with recurrent/refractory disease and plans to solicit FDA feedback on the program in mid 2018.

•	Immune Design received Orphan Drug designation from the U.S. Food & Drug Administration and European Medicines Agency for G100 for the treatment of FL.

Completion of Follow-On Financing

•	In October 2017, Immune Design completed an underwritten follow-on public offering generating net proceeds of $86.6 million from both new and existing investors.

Expansion of Leadership Team

•	Expanded senior leadership team with additions of Melanie Morrison, Vice President, Oncology Platform Leader, and Heidi Petersen, Vice President of Regulatory Affairs.

Financial Results

Full Year 2017

•
Immune Design ended the fourth quarter of 2017 with $144.2 million in cash and cash equivalents, short-term investments, and other receivables compared to $110.4 million as of December 31, 2016. Net cash used in operations for the year ended December 31, 2017 was $53.1 million.

•	Net loss and net loss per share for the year ended December 31, 2017 were $51.9 million and $1.75, respectively, compared to $53.5 million and $2.47, respectively, for the same period in 2016.

•
Revenue for the year ended December 31, 2017 was $7.2 million and was primarily attributable to $6.9 million in collaboration revenue associated with the Sanofi G103 (HSV2 therapeutic vaccine) collaboration, and the remainder in product sales to other third parties. Revenue for the year ended December 31, 2016 was $13.3 million and was primarily attributable to $7.0 million in license revenue associated with Immune Design’s collaboration with Sanofi, $1.7 million in product sales to collaboration partner Sanofi and other third parties, and $4.6 million in collaboration revenue associated with the Sanofi G103 collaboration.

•
Research and development expenses for the year ended December 31, 2017 were $43.7 million, compared to $45.1 million for the same period in 2016. The $1.4 million decrease in research and development expense was primarily attributable to a decrease of $3.2 million in-licensing royalties and fees due to other third parties from which Immune Design licenses various technologies, and a $0.3 million decrease in clinical trial costs as a result of the timing of when the related costs associated with the company’s current clinical trials were incurred. Offsetting these decreases was a $1.2 million increase in personnel-related expenses, which was primarily due to an increase in compensation and benefits. In addition, there was a $0.7 million increase in facility related costs and expenses associated with the new facility lease for the company’s headquarters in Seattle, which commenced on January 1, 2017 and an increase of $0.3 million in contract manufacturing costs related to the various process development and manufacturing services.

•
General and administrative expenses for the year ended December 31, 2017 were $16.3 million, compared to $21.9 million for the same period in 2016. The $5.6 million decrease was primarily attributable to the settlement and license agreements with Theravectys in October 2016 involving the acquisition of certain present and future intellectual property rights from Theravectys and resolving the litigation initiated by Theravectys in July 2014 against Immune Design, as well as related claims and counterclaims.

Fourth Quarter

•	Net loss and net loss per share for the fourth quarter of 2017 were $12.0 million and $0.29, respectively, compared to $14.4 million and $0.57, respectively, for the fourth quarter of 2016.

•
Revenue for the fourth quarter of 2017 was $0.5 million, and was primarily attributable to collaboration revenue associated with the Sanofi G103 collaboration. Revenue for the fourth quarter of 2016 was $2.1 million and was primarily attributable to $1.6 million in collaboration revenue associated with the Sanofi G103 collaboration, and $0.5 million in product sales to collaboration partner Sanofi and other third parties.

•
Research and development expenses for the fourth quarter of 2017 were $8.5 million compared to $12.0 million for the same period in 2016. The $3.5 million decrease was primarily attributable to a $1.5 million decrease in clinical trial costs as a result of the timing of when the related costs associated with Immune Design’s current clinical trials were incurred, a $1.4 million decrease in in-licensing royalties and fees attributable to the settlement and license agreements with Theravectys in October 2016 involving the acquisition of certain present and future intellectual property rights from Theravectys, and a $0.4 million decrease in contract manufacturing costs related to the timing of the various process development and manufacturing services during the comparable periods.

•
General and administrative expenses did not materially differ for the fourth quarter of 2017 compared to the same period in 2016. For the fourth quarter of 2017 general and administrative expenses were $4.3 million compared to $4.4 million for the same period in 2016.

Cash Guidance

Based on current expectations, Immune Design expects to have cash to fund operations into the second half of 2020.

Conference Call Information

Immune Design will host a conference call and live audio webcast this afternoon at 1:30 p.m. Pacific Time / 4:30 p.m. Eastern Time to discuss the fourth quarter and full year 2017 financial results and provide a corporate update.

The live call may be accessed by dialing 844-266-9538 for domestic callers and 216-562-0391 for international callers. A live webcast of the call will be available online from the investor relations section of the Immune Design website at http://ir.immunedesign.com/events.cfm and will be archived there for 30 days. A telephone replay of the call will be available for five days by dialing 855-859-2056 for domestic callers or 404-537-3406 for international callers and entering the conference code 3777048.

An archived copy of the webcast will be available on Immune Design's website beginning approximately two hours after the conference call. Immune Design will maintain an archived replay of the webcast on its website for at least 30 days after the conference call.

About Immune Design

Immune Design is a late-stage immunotherapy company employing next-generation in vivo approaches to enable the body's immune system to fight disease. The company's technologies are engineered to activate the immune system's natural ability to generate and/or expand antigen-specific cytotoxic immune cells to fight cancer and other chronic diseases. CMB305 and G100, the leading product candidates with broad potential in oncology, are based on the company’s two technology platforms that are potent stimulators of the immune system - ZVex® and GLAAS® - the fundamental technologies of which were licensed from the California Institute of technology and the Infectious Disease Research Institute (IDRI), respectively. Both ZVex and GLAAS also have potential applications in infectious disease and allergy indications, which are being developed through ongoing pharmaceutical collaborations. Immune Design has offices in Seattle and South San Francisco. For more information, please visit www.immunedesign.com.

Cautionary Note on Forward-looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Words such as “may,” “will,” “expect,” “plan,” “anticipate,” “target,” “estimate,” “intend” and similar expressions (as well as other words or expressions referencing future events, conditions or circumstances) are intended to identify forward-looking statements. These forward-looking statements are based on Immune Design’s expectations and assumptions as of the date of this press release. Each of these forward-looking statements involves risks and uncertainties that could cause Immune Design’s clinical development programs, future results or performance to differ significantly from those expressed or implied by the forward-looking statements. Forward-looking statements contained in this press release include, but are not limited to, statements about the progress, timing, scope and results of clinical trials, the association of data with treatment outcomes, the timing and likelihood of obtaining regulatory approval of Immune Design’s product candidates and timing estimates of cash remaining to fund operations. Many factors may cause differences between current expectations and actual results, including unexpected safety or efficacy data observed during preclinical or clinical studies, clinical trial site activation or enrollment rates that are lower than expected, changes in expected or existing competition, changes in the regulatory environment, the uncertainties and timing of the regulatory approval process, and unexpected litigation or other disputes. Other factors that may cause Immune Design’s actual results to differ from those expressed or implied in the forward-looking statements in this press release are discussed in Immune Design’s filings with the U.S. Securities and Exchange Commission, including the “Risk Factors” sections contained therein. Except as required by law, Immune Design assumes no obligation to update any forward-looking statements contained herein to reflect any change in expectations, even as new information becomes available.

Immune Design Corp.
Selected Balance Sheet Data
(In Thousands)

	December 31, 2017	December 31, 2016

Cash and cash equivalents	$72,454	$45,214
Short-term investments	68,653	62,041
Other receivables	3,134	3,156
Total assets	153,834	114,495
Total current liabilities	14,520	19,263
Total stockholders' equity	139,212	95,176

Consolidated Statements of Operations and Comprehensive Loss Data
(In Thousands Except Per Share Amounts)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2017	2016	2017	2016
	(unaudited)
Revenues:
Collaboration revenue	485	1,597	6,880	4,663
Licensing revenue	—	—	—	7,000
Product sales	—	461	315	1,627
Total revenues	485	2,058	7,195	13,260
Operating expenses:
Cost of product sales	13	134	84	481
Research and development	8,523	12,005	43,670	45,134
General and administrative	4,321	4,443	16,253	21,859
Total operating expenses	12,857	16,582	60,007	67,474
Loss from operations	(12,372)	(14,524)	(52,812)	(54,214)
Interest and other income	392	78	950	684
Net loss	$(11,980)	$(14,446)	$(51,862)	$(53,530)
Other comprehensive loss:
Unrealized loss on investments	(35)	(31)	(25)	(24)
Comprehensive loss:	$(12,015)	$(14,477)	$51,887	$(53,554)
Basic and diluted net loss per share	$(0.29)	$(0.57)	$(1.75)	$(2.47)
Weighted-average shares used to compute basic and diluted net loss per share	41,721,658	25,409,219	29,626,941	21,638,468

Media Contact
Julie Rathbun
julie.rathbun@immunedesign.com
206-769-9219

Investor Contact
Sylvia Wheeler

sylvia.wheeler@immunedesign.com
650-392-8318

###